Exhibit 99.1
AEROPOSTALE REPORTS RECORD RESULTS FOR THIRD QUARTER FISCAL 2006
New York, New York, November 29, 2006 — Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today reported results for the third quarter ended October 28, 2006.
RECORD THIRD QUARTER PERFORMANCE:
Net income for the third quarter of fiscal 2006 increased 24.9% to $32.6 million, or $0.61 per diluted share, versus net income of $26.1 million, or $0.47 per diluted share, in the third quarter of fiscal 2005.
The results for the third quarter included a $0.01 per diluted share charge related to the expensing of stock options. In addition, results included net losses from the Company’s Jimmy’Z subsidiary of ($0.03) per diluted share for both the third quarter of fiscal 2006 and the third quarter of fiscal 2005.
For the third quarter of fiscal 2006, total net sales increased 18.7% to $385.5 million, from $324.7 million in the year-ago period. Comparable store sales for the third quarter increased 5.6%, versus a comparable store sales decrease of 1.5% last year.
Julian R. Geiger, Chairman and Chief Executive Officer said, “Our overall results for the third quarter exceeded our initial expectations and are a result of broad-based improvements in our business. During the quarter, we experienced solid sales and margin growth in classifications which will continue to drive our business for the remainder of the year. We remain optimistic about our opportunities as we enter the key holiday selling season.”
FOURTH QUARTER GUIDANCE:
The Company announced its earnings guidance for the fourth quarter of fiscal 2006. The Company believes it will achieve earnings in the range of $0.89 — $0.91 per diluted share, including the $0.01 per diluted share charge related to the expensing of stock options. This guidance compares to earnings of $0.76 per diluted share in the fourth quarter last year, an increase of approximately 18% — 20%. The Company also noted that this is in line with previously provided expectations for annual earnings per share growth of approximately 20% in fiscal 2006.

CONFERENCE CALL INFORMATION:
The Company will be holding a conference call today at 11:00 A.M. EST to review its November sales and third quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and at www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The Company currently operates 728 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 28,	January 28,	October 29,
	2006	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$148,141	$205,235	$114,317
Short-term investments	55,202	20,037	20,062
Merchandise inventory	167,527	91,908	159,873
Other current assets	27,176	22,159	28,430

Total current assets	398,046	339,339	322,682

Fixtures, equipment and improvements, net	179,885	160,229	162,325

Other assets	4,055	4,383	4,466

TOTAL ASSETS	$581,986	$503,951	$489,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$117,854	$57,165	$95,064
Accrued expenses	71,643	69,188	49,777

Total current liabilities	189,497	126,353	144,841

Other non-current liabilities	101,452	92,808	93,077

Stockholders’ equity	291,037	284,790	251,555

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$581,986	$503,951	$489,473

EXHIBIT B
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	13 weeks ended
	October 28, 2006		October 29, 2005
		% of sales		% of sales
Net sales	$385,455	100.0%	$324,657	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	261,856	67.9	229,938	70.8

Gross profit	123,599	32.1	94,719	29.2
Selling, general and administrative expenses	71,840	18.6	52,411	16.1

Income from operations	51,759	13.5	42,308	13.1
Interest income, net	1,632	0.4	781	0.1

Income before income taxes	53,391	13.9	43,089	13.2
Income taxes	20,821	5.4	17,004	5.2

Net income	$32,570	8.5%	$26,085	8.0%

Basic earnings per share	$0.62		$0.48

Diluted earnings per share	$0.61		$0.47

Weighted average basic shares	52,743		54,913
Weighted average diluted shares	53,189		55,711

STORE DATA:
Comparable store sales increase (decrease)	5.6%		(1.5)%
Stores open at end of period	738		668
Total gross square footage at end of period	2,611,783		2,361,398

EXHIBIT C
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	39 weeks ended
	October 28, 2006		October 29, 2005
		% of sales		% of sales
Net sales	$906,371	100.0%	$769,101	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	639,718	70.6	552,584	71.8

Gross profit	266,653	29.4	216,517	28.2
Selling, general and administrative expenses	192,327	21.2	149,455	19.4
Other income	2,085	0.2	—	—

Income from operations	76,411	8.4	67,062	8.8
Interest income, net	4,500	0.5	2,362	0.2

Income before income taxes	80,911	8.9	69,424	9.0
Income taxes	31,555	3.5	27,276	3.5

Net income	$49,356	5.4%	$42,148	5.5%

Basic earnings per share	$0.92		$0.76

Diluted earnings per share	$0.91		$0.75

Weighted average basic shares	53,592		55,243
Weighted average diluted shares	54,080		56,217

STORE DATA:
Comparable store sales (decrease) increase	1.8%		(0.1)%